AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                          EAGLE ASSET MANAGEMENT, INC.


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and EAGLE ASSET MANAGEMENT, INC., a Florida corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

     WHEREAS, the parties have agreed to amend Section 6. "Compensation," of the Agreement.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to replace the entire paragraph under the "Compensation" section as follows:

     6.  COMPENSATION.
         ------------

For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto.

This Amendment may be executed in two or more counterparts which together shall constitute one document.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 18th day of December, 2009.



JACKSON  NATIONAL  ASSET
MANAGEMENT,  LLC                           EAGLE  ASSET  MANAGEMENT,  INC.


By:    /s/ Mark D. Nerud                   By:  /s/ Richard J. Rossi


Name:  Mark  D.  Nerud                     Name: Richard J. Rossi


Title:   President                         Title: President